Exhibit 99

NIC Grows Portal Revenue 45 Percent in the Fourth Quarter and Declares a Special Cash Dividend of $0.30 Per Share

10 Percent Same-State Portal Revenue Growth and Acquired Texas Contract Drive 26 Percent Increase in Portal Gross Profit

OLATHE, Kan.--(BUSINESS WIRE)--February 4, 2010--NIC Inc. (NASDAQ: EGOV) today announced net income of $2.3 million and earnings per share of four cents on total revenues of $36.4 million for the three months ended December 31, 2009. Operating income was $3.9 million for the quarter as compared to $4.1 million for the prior year quarter. In fourth quarter 2008, the company reported net income of $2.7 million and earnings per share of four cents on total revenues of $25.3 million.

On February 1, 2010, the NIC Board of Directors declared a special cash dividend of $0.30 per share payable on February 26, 2010, to shareholders of record on February 16, 2010. The dividend payout will total approximately $19.3 million based on the current number of shares outstanding.

“Fourth quarter results top off an extraordinary year for NIC. Throughout the tough economic times of 2009, NIC continued to deliver steady organic growth while at the same time adding significant new government partners with the state of Texas, New Mexico Motor Vehicle Division, and at the federal level with the Federal Motor Carrier Safety Administration,” said Harry Herington, Chairman of the Board and Chief Executive Officer of NIC. “The strength of our business in 2009 and our confidence in the future drove our decision to return capital to shareholders in the form of a special dividend for the fourth consecutive year.”

Fourth Quarter 2009 Performance

As previously announced, Texas NICUSA, LLC, part of the NIC family of companies, acquired an eGovernment contract in the state of Texas during the second quarter of 2009, which included the then-existing TexasOnline portal management engagement through December 31, 2009. Portal revenues and cost of portal revenues from the Texas contract were approximately $8.1 million and $6.0 million, respectively, in the current quarter. Fourth quarter 2009 financial results also include approximately $1.7 million of intangible asset amortization expense (included in depreciation & amortization expense) related to the acquisition and $0.2 million of other acquisition-related expenses (included in selling & administrative expense).

Fourth quarter portal revenues and cost of portal revenues from the New Mexico Motor Vehicle Division service, which launched in late October, were $0.4 million and $0.4 million, respectively. Cost of portal revenues in the current quarter also includes approximately $0.2 million in other portal-related start-up expenses. In addition, NIC incurred approximately $0.4 million in start-up expenses (included in cost of software & services revenues) from the new contract with the Department of Transportation, Federal Motor Carrier Safety Administration, to build and operate the National Motor Carrier Pre-Employment Screening System, which is expected to launch in the near future.

Quarterly portal revenues were $35.2 million, a 45 percent increase over fourth quarter 2008. On a same-state basis, portal revenues grew 10 percent in the fourth quarter. Same-state, transaction-based revenues from non-driver record exchange (non-DMV) services rose 24 percent over fourth quarter 2008 through continued strong performance from several key applications, including payment processing, tax filings, motor vehicle registrations, and hunting & fishing licensing. DMV revenues on a same-state basis were flat in the fourth quarter. Portal gross profits increased to $12.6 million, a 26 percent increase over the prior year quarter.

“As we have done for the last 18 years, NIC continues to reshape the eGovernment industry by better serving government, citizens, and businesses,” continued Herington. “In a time when current partners and prospects need our cost-saving and efficient services more than ever, we continue to push forward with innovative new services and award-winning applications that help governments at all levels and of all sizes better serve their constituents.”

Selling and administrative expenses were $6.1 million in the current quarter, up from $5.2 million in the fourth quarter of 2008, primarily due to the aforementioned acquisition costs associated with the Texas contract and higher incentive compensation and benefit expenses. As a percentage of total revenues, selling and administrative expenses were 17 percent in the current quarter, down from 21 percent in the fourth quarter of 2008.

In the fourth quarter, state partners in Nebraska and Oklahoma awarded NIC subsidiaries long-term contracts after competitive rebids. The Nebraska contract has an initial term of four years with one two-year renewal option at the option of the state, and the contract with Oklahoma has a one-year term with four single year renewal options at the option of the state.

Full-Year 2009 Performance

Top and bottom line results for the year exceeded the high end of the company’s 2009 financial guidance. Fiscal year 2009 total revenues rose 32 percent to $132.9 million and portal revenues grew 33 percent to $128.6 million. On a same-state basis, portal revenues were 12 percent higher than in 2008, with non-DMV transaction revenues growing 28 percent and DMV revenues flat for the year. Selling and administrative expenses as a percentage of total revenues were 19 percent, down from 22 percent in 2008. Operating income increased 18 percent to $22.0 million for the year. The company earned 22 cents per share in 2009, up from 19 cents in 2008.

2009 results include a non-recurring gain (net of tax) of approximately $2.2 million related to the Texas contract acquisition, as the fair value of the net assets acquired exceeded the purchase price. 2009 results also include approximately $0.8 million of acquisition-related costs (included in selling and administrative expense) and $4.1 million of intangible asset amortization expense related to the acquisition. Portal revenues and cost of portal revenues from the Texas contract since the May 29th acquisition date were approximately $19.8 million and $13.7 million, respectively.

Results for fiscal year 2008 included an income tax expense reduction of $0.4 million (one cent per share) which primarily reflected changes in the company's uncertain tax positions.

In February 2009, the company paid a special cash dividend of $0.30 per share, of which 5.97141% was a return of capital and 94.02859% was an ordinary qualified dividend.

The February 2010 dividend may also result in a partial return of capital to shareholders, with the balance being taxable to shareholders as a qualified dividend. The exact amount of the return of capital, if any, is dependent on the earnings and profits of the company computed on a tax basis through the end of its 2010 fiscal year. Once a final determination is made, the company will make the appropriate notification to shareholders after the close of the year. Shareholders are encouraged to consult with their tax specialists regarding the circumstances of their particular tax situations.

Full-Year 2010 Outlook

For full-year 2010, NIC currently expects total revenues of $156.0 – $161.0 million, with portal revenues ranging from $151.0 – $155.5 million and software & services revenues of $5.0 – $5.5 million. The company also currently expects operating income to range from $24.0 - $26.5 million and net income of $14.5 – $16.0 million.

“While our financial guidance has been tempered somewhat by the current state budget crisis and macroeconomic-related weakness, we currently expect continued steady organic growth in 2010, with total same-state portal revenues expected to grow approximately 10 percent, in line with the 10 to 15 percent growth we’ve experienced historically,” said Steve Kovzan, Chief Financial Officer of NIC.

Portal gross profit margins for the year are currently expected to be in the mid to upper 30 percent range, primarily reflecting lower margins from the new Texas contract that commenced on January 1, 2010.

As previously announced, NIC currently expects total revenues from the new Texas contract, including related Master Work Order projects, to range from $32.0 - $36.0 million in 2010, with gross profit margins in the low to mid 20 percent range.

In 2010, NIC currently expects revenues from the New Mexico Motor Vehicles Division contract to range from $1.5 - $2.0 million with gross profit margins of approximately 30 percent in its first full year of operations.

In addition, NIC is currently targeting revenues from its new contract with the Department of Transportation, Federal Motor Carrier Safety Administration, to range from $1.5 - $2.0 million, with minimal gross profit contribution for the year.

“We believe the information that will be disseminated through the FMCSA pre-employment screening program will be tremendously valuable to the motor carrier industry and the service could have significant financial upside for NIC,” said Kovzan. “However, until we gain a better understanding of the true demand from the industry after the service launches, we believe it is prudent to be conservative with our estimated adoption rates and revenue projections.”

Selling and administrative expenses are currently expected to range between 17 and 18 percent of total revenues in 2010, down from 19 percent in 2009, while depreciation and amortization expense as a percentage of total revenues is expected to be approximately 3 percent in 2010.

In 2009, NIC fully utilized its federal tax net operating loss carryforward. As a result, the company will begin making significantly higher estimated quarterly tax payments in 2010. However, the company does not anticipate such payments will affect the company’s effective tax rate, which is expected to range from 40 to 41 percent.

2010 projections do not include revenues from any unsigned or unannounced contracts.

Fourth Quarter Earnings Call and Webcast Details

Dial-In Information
Thursday, February 4, 2010
4:30 p.m. (EST)
Call bridge:	877-941-6009 (U.S. callers) or 480-629-9770 (international callers)
Call leaders:	Harry Herington, Chairman of the Board and Chief Executive Officer
Steve Kovzan, Chief Financial Officer

Webcast and Podcast Information

To sign in and listen: The Webcast system is available at http://www.nicusa.com/investor.

A replay of the Webcast will be available until 11:00 p.m. (EST) on May 5, 2010, by visiting http://www.nicusa.com/investor. The conference call replay will also be available via Podcast download by visiting http://www.nicusa.com/investor.

An audio replay of NIC’s fourth quarter earnings call will be available until 11:00 p.m. (EST) on February 11, 2010 by dialing 800-406-7325 and using passcode 4201654. International callers may dial 303-590-3030 and use the aforementioned passcode to access the audio playback.

About NIC

NIC Inc. (NASDAQ: EGOV) is the nation's leading provider of official government portals and online services, and secure government payment processing solutions. The company's innovative eGovernment services help reduce costs and increase efficiencies for government agencies, citizens, and businesses across the country. The NIC family of companies provides eGovernment solutions for more than 3,000 federal, state, and local agencies that serve 98 million people in the United States. Additional information is available at http://www.nicusa.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Any statements contained in this release that do not relate to historical or current facts constitute forward-looking statements. These statements include NIC’s financial guidance for the current fiscal year, including statements regarding the potential for growth in revenues and income, and statements regarding continued implementation of NIC's business model and its development of new products and services. Forward-looking statements are subject to inherent risks and uncertainties and there can be no assurance that such statements will prove to be correct. There are a number of important factors that could cause actual results to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, NIC’s ability to successfully integrate into its operations recently awarded eGovernment contracts; NIC's ability to successfully increase the adoption and use of eGovernment services; the success of the company in signing contracts with new states and government agencies, including continued favorable government legislation; NIC's ability to develop new services; existing states and agencies adopting those new services; acceptance of eGovernment services by businesses and citizens; competition; and general economic conditions (including the recent deterioration in general economic conditions) and the other important cautionary statements and risk factors described in NIC's 2008 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2009, and in NIC’s Quarterly Reports on Form 10-Q filed with the SEC in 2009. NIC does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances.

NIC INC. FINANCIAL SUMMARY (UNAUDITED) Thousands except per share amounts

	Three months ended
	December 31,		Year Ended December 31,
	2009	2008	2009	2008
Revenues:
Portal revenues	$35,165	$24,231	$128,573	$96,795
Software & services revenues	1,254	1,022	4,312	3,780
Total revenues	36,419	25,253	132,885	100,575
Operating expenses:
Cost of portal revenues, exclusive of depreciation & amortization	22,594	14,278	76,336	53,492
Cost of software & services revenues, exclusive of depreciation & amortization	1,049	642	2,896	2,323
Selling & administrative	6,061	5,213	25,651	22,518
Nonrecurring gain on acquisition of business (net of tax)	-	-	(2,184)	-
Depreciation & amortization	2,818	985	8,166	3,633
Total operating expenses	32,522	21,118	110,865	81,966
Operating income	3,897	4,135	22,020	18,609
Other income (expense):
Interest income	1	112	49	695
Other income (expense), net	3	(25)	3	(49)
Total other income	4	87	52	646
Income before income taxes	3,901	4,222	22,072	19,255
Income tax provision	1,584	1,529	8,126	7,334
Net income	$2,317	$2,693	$13,946	$11,921

Basic net income per share	$0.04	$0.04	$0.22	$0.19
Diluted net income per share	$0.04	$0.04	$0.22	$0.19

Weighted average shares outstanding
Basic	63,211	62,774	63,002	62,531
Diluted	63,264	62,796	63,080	62,710

Key Financial Metrics:
Revenue growth - outsourced portals	45%	14%	33%	17%
Same state revenue growth - outsourced portals	10%	11%	12%	11%
Recurring portal revenue percentage	88%	92%	89%	92%
Gross profit % - outsourced portals	36%	41%	41%	45%
Selling & administrative as a % of total revenue	17%	21%	19%	22%
Operating income margin as a % of total revenue	11%	16%	17%	19%

Portal Revenue Analysis:
DMV transaction-based	$14,776	$10,648	$56,179	$46,342
Non-DMV transaction-based	14,390	9,422	50,092	34,600
Portal software & services	4,103	2,057	14,732	7,511
Portal management	1,896	2,104	7,570	8,342
Total portal revenues	$35,165	$24,231	$128,573	$96,795

NIC INC. CONSOLIDATED BALANCE SHEETS (UNAUDITED) Thousands

	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$68,632	$60,373
Trade accounts receivable	38,964	37,497
Unbilled revenues	170	359
Deferred income taxes, net	835	4,293
Prepaid expenses & other current assets	3,061	2,273
Total current assets	111,662	104,795

Property and equipment, net	6,428	6,641
Intangible assets, net	1,991	1,104
Deferred income taxes, net	3,285	6,727
Other assets	242	145
Total assets	$123,608	$119,412

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$42,872	$41,792
Accrued expenses	12,793	8,407
Other current liabilities	778	1,100
Total current liabilities	56,443	51,299

Other long-term liabilities	607	894
Total liabilities	57,050	52,193

Commitments and contingencies	-	-

Shareholders' equity:
Common stock, $0.0001 par, 200,000 shares authorized, 63,239 and 62,779 shares issued and outstanding	6	6
Additional paid-in capital	139,587	154,194
Accumulated deficit	(73,035)	(86,981)
Total shareholders' equity	66,558	67,219
Total liabilities and shareholders' equity	$123,608	$119,412

NIC INC. CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (UNAUDITED) Thousands

			Additional
	Common Stock		Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance, January 1, 2009, as originally reported	62,779	$-	$154,200	$(86,981)	$67,219
Change in par value of common stock	-	6	(6)	-	-
Balance, January 1, 2009, as adjusted	62,779	6	154,194	(86,981)	67,219
Net income	-	-	-	13,946	13,946
Cash dividends on common stock	-	-	(19,150)	-	(19,150)
Shares surrendered upon exercise of stock options and vesting of restricted stock to satisfy tax withholdings	(101)	-	(701)	-	(701)
Stock option exercises and restricted stock vestings	456	-	206	-	206
Stock-based compensation	-	-	3,009	-	3,009
Tax deductions relating to stock-based compensation	-	-	1,564	-	1,564
Issuance of common stock under employee stock purchase plan	105	-	465	-	465
Balance, December 31, 2009	63,239	$6	$139,587	$(73,035)	$66,558

NIC INC. CASH FLOW SUMMARY (UNAUDITED) Thousands

	Three-months Ended
	December 31,		Year Ended December 31,
	2009	2008	2009	2008

Cash flows from operating activities:
Net income	$2,317	$2,693	$13,946	$11,921
Adjustments to reconcile net income to net cash provided by (used in) operating activities, excluding the effects of acquisition:
Depreciation & amortization	2,818	985	8,166	3,633
Stock-based compensation expense	888	641	3,009	2,470
Deferred income taxes	1,223	1,203	5,726	6,535
Nonrecurring gain on acquisition of business (net of tax)	-	-	(2,184)	-
(Gain) loss on disposal of property and equipment	(4)	25	(3)	49
Changes in operating assets and liabilities:
(Increase) decrease in trade accounts receivable	819	(4,216)	(1,467)	(9,348)
(Increase) decrease in unbilled revenues	222	(11)	189	361
(Increase) decrease in prepaid expenses & other current assets	(923)	16	(677)	(130)
(Increase) in other assets	(41)	(2)	(97)	(11)
Increase (decrease) in accounts payable	(3,720)	(2,344)	1,080	5,294
Increase (decrease) in accrued expenses	(580)	161	3,566	1,090
Increase (decrease) in other current liabilities	(486)	(163)	(446)	648
Increase (decrease) in other long-term liabilities	163	(142)	(287)	180
Net cash provided by (used in) operating activities	2,696	(1,154)	30,521	22,692
Cash flows from investing activities:
Purchases of property and equipment	(897)	(823)	(3,355)	(3,942)
Proceeds from sale of property and equipment	18	32	18	32
Capitalized internal use software development costs	(110)	(117)	(510)	(678)
Purchases of investments	-	-	-	(1,000)
Sales and maturities of investments	-	6,925	-	18,600
Acquisition of business	-	-	(1,500)	-
Net cash provided by (used in) investing activities	(989)	6,017	(5,347)	13,012
Cash flows from financing activities:
Cash dividends on common stock	-	-	(19,150)	(15,709)
Proceeds from employee common stock purchases	-	-	465	280
Proceeds from exercise of employee stock options	116	-	206	1,862
Tax deductions related to stock-based compensation	176	-	1,564	-
Net cash provided by (used in) financing activities	292	-	(16,915)	(13,567)
Net increase in cash and cash equivalents	1,999	4,863	8,259	22,137
Cash and cash equivalents, beginning of period	66,633	55,510	60,373	38,236
Cash and cash equivalents, end of period	$68,632	$60,373	$68,632	$60,373
Other cash flow information:
Income taxes paid	$559	$506	$1,359	$1,083

CONTACT:
NIC Inc.
Nancy Beaton, 913-754-7054
nbeaton@nicusa.com